United States securities and exchange commission logo





                     October 18, 2023

       Bob Petrou
       Chief Financial Officer
       NantHealth, Inc.
       3000 RDU Center Drive, Suite 200
       Morrisville, North Carolina 27560

                                                        Re: NantHealth, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 14,
2023
                                                            File No. 001-37792

       Dear Bob Petrou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology